                                                                    Exhibit 99.1

TUESDAY APRIL 3, 9:07 AM EASTERN TIME

PRESS RELEASE

NEW HORIZONS WORLDWIDE ACQUIRES ITS ATLANTA FRANCHISE LOCATIONS

SANTA ANA, Calif.--(BUSINESS WIRE)--April 3, 2001--New Horizons Worldwide Inc. (Nasdaq :NEWH - NEWS), which both owns and franchises New Horizons Computer Learning Centers, today announced the acquisition, effective April 2, 2001, of its franchise locations in Atlanta and Marietta, Ga.

New Horizons Worldwide purchased the Atlanta assets of Appletree Technologies Inc. for consideration including approximately $16 million in cash and 113,984 shares of New Horizons stock. Based upon Monday's (April 2) closing price on Nasdaq of $14-1/16, the transaction is valued at approximately $17.6 million.

The selling shareholders will also receive additional consideration, in cash and stock, if certain future performance targets are achieved. New Horizons Worldwide anticipates the acquisition to be accretive to earnings per share.

The Atlanta location, which opened in May 1993, had revenues of approximately $16 million in 2000. The Marietta location opened on March 27, 2001. Combined, the Atlanta and Marietta locations are expected to have 2001 revenues of approximately $18 million.

"This is the largest franchise operation we've acquired to date," said Thomas J. Bresnan, president and CEO of New Horizons Worldwide. "One of the key elements in structuring the transaction was the retention of the local management team led by Larry Hall and Doug Shankwiler.

"In just eight years, Larry and Doug have grown their Atlanta operations from a three-classroom facility to a megacenter with 48 classrooms. Today, Atlanta is one of the largest and most successful training sites in the entire New Horizons network.

"We continue to pursue the strategy of buying back franchise locations that are profitable, located in strategic markets and have quality management," Bresnan said. "When you combine these acquisitions with our same-center growth rate and the continued expansion of our franchise network and offerings, it presents a compelling growth strategy for New Horizons Worldwide."

"We are very excited about the opportunities and benefits this presents to our dedicated and loyal employees, along with the powerful incentives for us to continue growing this business," Hall said. "Joining the company-owned division will allow us to further realize the potential of the high-tech marketplace in the Atlanta area."

The Atlanta franchise was winner of the company's President's Cup award in 1997 for excelling in quality training and service to its customers, as well as its commitment toward helping to build a successful franchise network. It also won the prestigious Consumer's Choice award the past two years. This award publicly identifies those establishments that have been voted by consumers as being their choice for excellence.

Earlier this year, New Horizons Worldwide acquired its franchise location in Indianapolis. New Horizons now has a total of 29 centers in its company-owned division.

About New Horizons

New Horizons Worldwide, through its subsidiary New Horizons Computer Learning Centers, operates more than 280 training centers in 45 countries with more than 2,000 classrooms, 2,700 instructors and 2,100 account executives (sales people). New Horizons delivers approximately 3 million student training days per year.

In addition to instructor-led classes, the Santa Ana-based company offers Web-based training, computer labs, certification exam preparation tools and 24-hour, seven-day-a-week help desk support. For more information, visit WWW.NEWHORIZONS.COM.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties. Such risks and uncertainties include, without limitation, the company's dependence on the timely development, introduction and customer acceptance of courses and new products, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development and the other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission.

Contact:

     New Horizons Worldwide Inc., Santa Ana
     Robert S. McMillan, 714/438-9473 (financial)
     Mike Ebbing, 714/431-9249 (public relations) or

     Lippert Heilshorn & Associates
     William Walkowiak or John Nesbett, 212/838-3777
     (investor relations)